Cipherloc Appoints Ryan Polk as Interim Chief Financial Officer

Scottsdale, AZ – February 4, 2020 – Cipherloc Corporation (OTCQB:CLOK), a developer of quantum-resistant encryption technology, today announced the appointment of Ryan Polk as Interim Chief Financial Officer, effective February 3, 2020. Mr. Polk will serve on a fractional basis with responsibility for Cipherloc’s corporate finance, accounting and SEC reporting functions.

Polk brings more than 25 years of experience in executive and financial roles at companies ranging from emerging growth to the Fortune 500. Previously, he served in CFO roles at Generation Next and Cellpoint Corporation. Prior to those appointments, he filled executive roles for six years in the portfolio companies owned by Lacy Diversified, a family office based in Indianapolis, which actively managed investments in distribution, light manufacturing, and supply chain management with combined revenue approaching $2 billion. He also led the mergers and acquisition team for Lacy. Additionally, Polk served as the Vice President for Corporate Financial Planning and Analysis for Brightpoint, a publicly traded, Fortune 500 mobile device logistics company, based in Indianapolis, prior to its sale to Ingram Micro. He began his career at Ernst & Young.

“It is great news that Ryan Polk is joining the Cipherloc leadership team as we continue to advance our strategic plan for bringing greater security, reduced latency and improved energy efficiency to the encryption market,” said Andrew Borene, Chief Executive Officer. “Ryan has a strong track record not only as a CFO, but also in implementing efficient operating cost structures and balance sheet management through periods of corporate transformation. Additionally, his expertise will help Cipherloc as we bring products to market for both enterprise and consumer applications through wide-ranging sales, development and distribution agreements across multiple industry verticals.”

“I am excited to be joining the Cipherloc team as they work to bring smarter encryption technology to market,” said Ryan Polk, newly appointed interim CFO of Cipherloc. “As the world around us advances, protecting our privacy and security is an increasingly critical mission, and I look forward to leveraging my experience to assist CIpherloc in doing just that.”

About Cipherloc Corporation (OTCQB: CLOK)

Cipherloc Corporation is a provider of advanced encryption technology that enables better privacy and security both today and in the coming quantum computing era. Our innovative solutions are based on patented polymorphic encryption technology which adds a layer of protection to existing products, services, and applications. We deliver solutions that are secure, synergistic, and scalable across a variety of applications and markets that demand mission-critical encryption capabilities. For further information, please go to www.cipherloc.net.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set forth in the Company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.

Media Contact:

Loren Mahler

Vice President of Communications

703-201-1692

lmahler@cipherloc.net

Investor Contact:

Matt Kreps

Darrow Associates Investor Relations

214-597-8200

mkreps@darrowir.com